Exhibit 5.1

June 22, 2009

ONEOK Partners, L.P.

100 West Fifth Street

Tulsa, OK 74103

RE:	Registration Statement on Form S-3, File No. 333-137419 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for ONEOK Partners, L.P., a Delaware limited partnership (the “Partnership”) and ONEOK Partners GP, L.L.C., a Delaware limited liability company (the “General Partner”), in connection with the underwritten public offering (the “Offering”) by the Partnership of common units (the “Common Units”) of the Partnership, including common units which may be offered and sold upon the exercise of any over-allotment option granted to the underwriters by the Partnership. The Common Units are to be offered to the public pursuant to an underwriting agreement, dated as of June 16, 2009, by and between the Partnership and UBS Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters named therein (the “Underwriting Agreement”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the original or certified, conformed, electronic, photostatic or reproduction copies of such agreements, instruments, documents and records of the Partnership, including the Partnership’s Third Amended and Restated Partnership Agreement, as amended, dated as of September 15, 2006 (the “Partnership Agreement”), and the General Partner, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Partnership and the General Partner as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Underwriting Agreement and certificates and oral or written statements and other information of or from public officials, officers or representatives of the Partnership, the General Partner and others. We further assume compliance on the part of all parties to the Underwriting Agreement with the covenants and agreements contained therein.

To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the parties to the Underwriting Agreement (other than the Partnership and the General Partner), who are not natural persons, are validly existing and in good standing under the laws of their respective jurisdictions of organization, (ii) the parties to the Underwriting Agreement (other than the Partnership and the General Partner) have the power and authority to execute and deliver the Underwriting Agreement, to perform their obligations thereunder and to consummate the transactions contemplated thereby, (iii) the Underwriting Agreement has been duly authorized, executed and delivered by all of the parties thereto (other than the Partnership and the General Partner), and (iv) such parties will comply with all of their obligations under the Underwriting Agreement and all laws applicable thereto.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Common Units registered pursuant to the Registration Statement to be sold by the Partnership have been duly and validly authorized, and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, and (ii) when the Common Units have been issued, delivered and paid for in accordance with the Underwriting Agreement and assuming that a holder of such Common Units does not agree to be obligated personally for any or all of the debts, obligations or liabilities of the Partnership, complies fully with the terms of the Partnership Agreement, does not participate in the control of the business of the Partnership and does not hold itself out to other persons as having any status with respect to the Partnership other than as a holder of Common Units or as a limited partner of the Partnership, the Common Units will be fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as described in the Partnership Agreement and except as set forth in Sections 17-303, 17-607 and 17-804 of the Delaware Act).

The opinion expressed herein is limited to the laws of the State of New York and, to the extent relevant, the Delaware Revised Uniform Limited Partnership Act of the State of Delaware, each as currently in effect, together with applicable provisions of the Constitution of Delaware and relevant decisional law, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement and to the reference to this firm under the caption “Legal matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

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